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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. # 333-121263

                 PRICING SUPPLEMENT NO. 1627 DATED 21 JULY 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF 12,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
                     CURRENTLY TOTALING A$ 1,763,518,000.00
                    (A$ 1,277,318,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

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1.   (i)  Issuer:                       Queensland Treasury Corporation

     (ii) Guarantor:                    The Treasurer on behalf of the
                                        Government of Queensland

2.   Benchmark line:                    2013
                                        (to be consolidated and form a single
                                        series with QTC 6% Global A$ Bonds due
                                        14 August, 2013, ISIN US748305BD00)

3.   Specific Currency or Currencies:   AUD ("A$")

4.   (i)  Issue price:                  102.904%

     (ii) Dealers' fees and             No fee or commission is payable in
          commissions paid by Issuer:   respect of the issue of the bond(s)
                                        described in this Pricing Supplement.
                                        Instead, QTC pays fees and commissions
                                        in accordance with the procedure
                                        described in the QTC Offshore and
                                        Onshore Fixed Interest Distribution
                                        Group Operational Guidelines.
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5.   Specified Denominations:           A$1,000

6.   (i)  Issue Date:                   24 July 2006

     (ii) Record Date.                  6 February/6 August. Security will be
                                        ex-interest on and from 7 February/7
                                        August.

     (iii) Interest Payment Dates:      14 February/14 August

7.   Maturity Date:                     14 August 2013

8.   Interest Basis:                    6 per cent Fixed Rate

9.   Redemption/Payment Basis:          Redemption at par

10.  Change of Interest Basis or        Not Applicable
     Redemption/Payment Basis:

11.  (i)  Status of the Bonds:          Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

     (ii) Status of the Guarantee:      Senior and ranks pari passu with all its
                                        other unsecured obligations

12.  Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)  Rate(s) of Interest:          6 percent per annum payable
                                        semi-annually in arrears

     (ii) Interest Payment Date(s):     14 February and 14 August in each year
                                        up to and including the Maturity Date

     (iii) Fixed Coupon Amount(s):      A$30 per A$1,000 in nominal amount

     (iv) Determination Date(s):        Not Applicable

     (v)  Other terms relating to the   None
          method of calculating
          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.  Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified
                                        Denomination
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15.  Early Redemption Amount(s)         Not Applicable
     payable on redemption for
     taxation reasons or on event of
     default and/or the method of
     calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                     Permanent Global Note not exchangeable
                                        for Definitive Bonds

17.  Additional Financial Centre(s)     Not Applicable
     or other special provisions
     relating to Payment Dates:

18.  Talons for future Coupons or       No
     Receipts to be attached to
     Definitive Bonds (and dates on
     which such Talons mature):

19.  Other terms or special             Not Applicable
     conditions:

                                  DISTRIBUTION

20.  (i)  If syndicated, names and      Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:     21 July 2006  (the "Trade Date")

     (iii) Stabilizing Manager(s)       Not Applicable
          (if any):

21.  If non-syndicated, name and        The Toronto Dominion Bank
     address of relevant Dealer:        Level 24
                                        9 Castlereagh Street
                                        Sydney NSW 2000

22.  Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Additional selling restrictions:   Not Applicable
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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$

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Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                           Bourse de Luxembourg.

(ii) Admission to trading:              Application has been made for the bonds
                                        to be admitted to trading on the
                                        regulated market of the Bourse de
                                        Luxembourg with effect from the Issue
                                        Date.

2.   RATINGS

     Ratings:                           The bonds to be issued have been rated:

                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                        Obligations rated Aaa by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:             See "Use of Proceeds" section in the
                                        prospectus
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                                        supplement.

(ii) Estimated net proceeds:            Not Applicable.

(iii) Estimated total expenses:         Not Applicable.

5.   YIELD

     Indication of yield:               5.955%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                         US748305BD00

(ii) Common Code:                       014569359

(iii) CUSIP Code:                       748305BD0

(iv) Any clearing system(s) other       Not Applicable
     than Depositary Trust Company,
     Euroclear Bank S.A./N.V. and
     Clearstream Banking, societe
     anonyme and the relevant
     identification number(s):

(v)  Delivery:                          Delivery free of payment

(vi) Names and addresses of             Not Applicable
     additional Paying Agent(s)
     (if any):
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